EXHIBIT 5.1-Legal Opinion


                             Michael S. Krome, Esq.
                                Attorney-at-Law
                                  8 Teak Court
                          Lake Grove, New York  11755

                             Tel.:   (631) 737-8381
                             Fax:    (631) 737-8382
                         email:  mskrome@optonline.net

 Ronald Krome
 Legal Assistant

January 13, 2004


Mr. Robert Klein
Golden Spirit Minerals Ltd.
999 3rd Avenue
Suite 3800
Seattle, WA  98104-4023

Dear Sirs:

You have requested an opinion with respect to certain matters in connection with the filing by Golden Spirit Minerals Ltd., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 3,000,000 shares of common stock, par value $0.0001 per share (the "Shares") to be issued pursuant to Golden Spirit Minerals Ltd.'s (the Company) 2004 Stock Incentive and Option Plan (the Plan). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

The shares to be issued pursuant to the Form S-8, for salary, consulting fees, expenses and/or combinations of all three, filed are as follows:

Name                   Amount Owed                Shares for issue
Jeff Halbirt             $ 20,000                    1,000,000
Sean Archer              $ 40,000                    2,000,000
Robert Klein             $ 20,000                    1,000,000
Robert Waters            $ 30,000                    1,500,000
Jagjit Dhaliwal          $  2,000                      100,000
Wilfred Wan              $  2,000                      100,000
Andy Chu                 $ 20,000                    1,000,000
John MacAskill           $ 20,000                    1,000,000
Willard Armstrong        $  2,000                      100,000
Cheung Shui Kwong        $  4,000                      200,000
Tang Tong Yee Man Vivien $  3,000                      150,000
                          =======                     =========
                         $163,000                    8,150,000

In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Golden Spirit Minerals Ltd. 2004 Stock Incentive and Option Plan, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,
                      --------------------
                      /s/: Michael S. Krome
                      Michael S. Krome